Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-36881 and 333-142848 on Form S-8 of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of the PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Columbus, OH
July 12, 2007